Exhibit 99.1   PRESS RELEASE

Regeneca, Inc. Announces Submittal of Response to FDA Warning Letter

IRVINE, Calif., June 16, 2011 – Regeneca, Inc., (RGNA.PK), has submitted a Response Letter to the FDA Warning Letter received on May 27, 2011.  The letter outlines the actions taken by Regeneca to ensure the compliance of its products and marketing materials related to RegenErect, Regeneca’s male enhancement product.

Regeneca's CEO Matt Nicosia commented, "We feel that we have taken all of the necessary steps to address the issues and concerns in the warning letter received from the FDA.  The male enhancement market in the United States continues to grow.  The fact is that most males over the age of 25 experience decreased sexual performance, and there is considerable demand for natural male enhancement products.  Our product, RegenErect, is positioned to take advantage of this market need through our Direct Response Network Marketing model.”

About RegenErect

RegenErect is an all-natural dietary supplement that enhances the sexual experience 365 days a year with no adverse side effects.  More information can found about RegenErect at www.regenerect.com.

About Regeneca, Inc.

Regeneca, Inc. (Pink Sheets:RGNA.PK) was formed to create and commercialize premium products that help to improve health and fight the signs and symptoms of aging for a complete life of wellness and happiness, including our natural male enhancement product - RegenErect. We do this while drawing our products from the earth in an ethical strategy that will emphasize regrowth, reforestation and recycling. This is our "Whole Earth Whole Body” approach to health. More information can be found about Regeneca, Inc. at www.regeneca.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Regeneca, Inc. and their plans, products and related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Regeneca, Inc.'s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Regeneca undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Regeneca, Inc.

1 Technology Drive, Suite C-515,

Irvine, CA 92618

Investor Relations
949-281-2600 extension 7
www.regeneca.com
ir@regeneca.com